EX-34.26
(logo) KPMG


KPMG LLP
Suite 2300
Three Wachovia Center
401 South Tryon Street
Charlotte, NC 28202-1911

Report of Independent Registered Public Accounting Firm


The Board of Directors
Wachovia Bank, National Association:


We have examined management's assessment, included in the accompanying Management Assessment, that the Real Estate Servicing Division of Wachovia Bank, National Association (the Company) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission Regulation AB for asset-backed security transactions involving commercial real estate loans issued on or after January 1, 2006 (the Platform) except for servicing criteria 1122(d)(1)(iii), 1122(d)(3)(i)(C), 1122(d)(3)(ii), 1122(d)(3)(iii),
1122(d)(3)(iv), 1122(d)(4)(ix), 1122(d)(4)(x)(A), 1122(d)(4)(x)(C),
1122(d)(4)(xi), 1122(d)(4)(xii), and 1122(d)(4)(xv), which the Company has determined are not applicable to the activities it performs with respect to the Platform, as of and for the year ended December 31, 2008. Servicing criterion 1122(d)(4)(i) is applicable to the activities the Company performs with respect to the Platform only as it relates to the review and approval of any release, non-scheduled reduction or draw of letters of credit which serve as collateral for individual pool assets. Servicing criterion 1122(d)(4)(ii) is applicable to the activities the Company performs with respect to the Platform only as it relates to the safeguarding of letters of credit which serve as collateral for individual pool assets. Servicing criteria 1122(d)(4)(vi), 1122(d)(4)(vii), 1122(d)(4)(viii), and 1122(d)(4)(xiv) are applicable to the activities the Company performs with respect to the Platform only as they relate to the servicing of the applicable individual pool assets until the assets are transferred to the Special Servicer (as defined in the respective transaction documents), unless the Company has been designated as the Special Servicer. Servicing criterion 1122(d)(4)(xiii) is applicable to the activities the Company performs with respect to the Platform as it relates to disbursements made on behalf of an obligor other than for tax payments. Appendix A to the accompanying Management Assessment identifies the individual asset-backed security transactions defined by management as constituting the Platform. Management is responsible for the Company's compliance with those servicing criteria. Our responsibility is to express an opinion on management's assessment about the Company's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed security transactions that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

In our opinion, management's assessment that the Company complied with the aforementioned servicing criteria as of and for the year ended December 31, 2008 is fairly stated, in all material respects.


/s/ KPMG LLP

Charlotte, North Carolina
March 9, 2009